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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                      -----------------------------------


                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                        SECURITIES EXCHANGE ACT OF 1934


      Date of report (Date of earliest event reported):  December 2, 1999


                           HANOVER COMPRESSOR COMPANY
               (Exact Name of Registrant as Specified in Charter)

   Delaware                            1-13071                 75-2344249
(State or Other               (Commission File Number)        (IRS Employer
Jurisdiction of                                            Identification No.)
 Incorporation)

12001 North Houston Rosslyn                                        77086
Houston, Texas  77086                                           (Zip Code)
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  (281) 447-8787
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Item 5.  Other Events.

     See the following press release announcing the proposed private placement of $100 million of convertible trust preferred securities to certain qualified institutional buyers.

HANOVER COMPRESSOR COMPANY ANNOUNCES $100 MILLION PRIVATE CONVERTIBLE TRUST PREFERRED SECURITIES OFFERING

HOUSTON--(BUSINESS WIRE)--Dec. 2, 1999--Hanover Compressor Company (NYSE: HC - news) today announced a proposed private offering of $100 million of convertible trust preferred securities to certain qualified institutional buyers. The offering is expected to be completed this month. Hanover plans to use the net proceeds from the offering to repay a portion of the outstanding indebtedness under its revolving credit facility.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities. The securities being offered in the private placement have not been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and may not be re-offered or resold in the United States without a subsequent registration or an applicable exemption from the registration requirements.

Hanover Compressor Company is the market leader in full service natural gas compression and a leading provider of service, financing, fabrication and equipment for contract natural gas handling applications. Hanover provides this equipment on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, its customers include premier independent and major producers and distributors throughout the Western Hemisphere.
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              HANOVER COMPRESSOR COMPANY

Date:  December 3, 1999       By:     /s/ Michael J. McGhan
                                     ------------------------------------------
                              Name:  Michael J. McGhan
                              Title: President and Chief Executive Officer